UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2005

Q Comm International, Inc.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation)

001-31718	87-0674277
(Commission File Number)	(IRS Employer Identification No.)

510 East Technology Avenue, Building C Orem, Utah	84097
(Address of principal executive offices)	(Zip Code)

(801) 226-4222
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[Missing Graphic Reference]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Sale of Unregistered Securities

On December 19, 2005, the Company entered into a Common Stock Purchase Agreement and a Registration Rights Agreement with two accredited investors, who are existing shareholders of the Company, for the private placement of 1,000,001 shares of its common stock (the “Shares”) at a price of $3.00 per share, for aggregate gross proceeds of $3,000,003. The proceeds will be used by the Company as working capital to fund its operations.

The Shares were issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated pursuant thereto and the rules and regulations promulgated thereunder. The private placement was conducted without general solicitation or advertising. The certificates evidencing the Shares in the private placement will bear restrictive legends permitting the transfer thereof only in compliance with applicable securities laws. Each investor had represented that each is an “accredited investor” under Rule 501(e) of Regulation D under the Securities Act of 1933. Each investor had adequate access to information about the Company through such person’s relationship with the Company or through information provided to them. Pursuant to the terms of the Registration Rights Agreement, the Company shall not be obligated to cause a resale registration statement covering the Shares to be filed for a period of 180 days from the date of the Registration Agreement.

A form of each of the Common Stock Purchase Agreement and Registration Rights Agreement is filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01. Financial Statements And Exhibits.

(c)	Exhibits	Exhibit Number	Description

		10.1	Form of Common Stock Purchase Agreement, effective December 19, 2005, by and between Q Comm International, Inc. and the certain accredited investors.

		10.2	Form of Registration Rights Agreement, effective December 19, 2005, by and between Q Comm International, Inc. and the certain accredited investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2005	Q Comm International, Inc.

/s/ Mark W. Robinson

Mark W. Robinson
Chief Financial Officer